GRAPHIC:  LOGO:  SHAW INDUSTRIES, INC.

To the Shareholders:
            You are cordially invited to attend the 1995 Annual Meeting of Shareholders to be held at the administrative offices of the Company, 900 South Harris Street, Dalton, Georgia, on Thursday, April 27, 1995, at 11:00 a.m., local time.
            The principal business of the meeting will be to elect a class of directors and to approve a bonus compensation plan for the executive officers of Shaw Industries. During the meeting we will review the results of the past year and report on significant aspects of our operations during the first quarter of fiscal 1995.
            We would appreciate your completing, signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.


                                                          Sincerely yours,







                                                          J. C. SHAW

                                                          CHAIRMAN OF THE
                                                          BOARD OF DIRECTORS







                                                          ROBERT E. SHAW

                                                          PRESIDENT AND CHIEF
                                                          EXECUTIVE OFFICER

March 30, 1995

SHAW INDUSTRIES, INC.
616 EAST WALNUT AVENUE
DALTON, GEORGIA 30720

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 27, 1995
            The 1995 Annual Meeting of Shareholders of Shaw Industries, Inc. will be held on Thursday, April 27, 1995, at 11:00 a.m., at the principal administrative offices of the Company, 900 South Harris Street, Dalton,
Georgia.
            The meeting is called for the following purposes:
            1. To elect directors to Class II of the Board of Directors for a three-year term.
            2.    To act upon a proposal to approve the Bonus Compensation
Plan for Executive Officers.
     3. To consider and act upon such other business as may properly come before the meeting or any adjournment(s).
     The Board of Directors has fixed the close of business on March 17, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                                            By order of the
Board of Directors,



                                                            BENNIE M. LAUGHTER
                                                            SECRETARY



March 30, 1995

            IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, COMPLETE AND RETURN THE ENCLOSED PROXY SO THAT YOUR STOCK
WILL BE REPRESENTED.


PROXY STATEMENT
SHAW INDUSTRIES, INC.
616 EAST WALNUT AVENUE
DALTON, GEORGIA 30720
            The enclosed proxy is solicited by the Board of Directors of Shaw Industries, Inc. (the "Company") for use at the 1995 Annual Meeting of Shareholders to be held on April 27, 1995, at 11:00 a.m., local time, at the administrative offices of the Company, 900 South Harris Street, Dalton, Georgia. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who expresses a desire to vote his or her shares in person. Proxies in the accompanying form which are properly executed by shareholders, duly returned and not revoked will be voted. Such proxies will be voted in accordance with the directions, if any, given by such shareholders, and if directions are not given, will be voted in favor of the proposal to elect as directors the persons specified herein and in favor of Proposal 2.
            This proxy statement and proxy and the accompanying notice were first mailed to shareholders on or about March 30, 1995.
            THE COMPANY CHANGED ITS FISCAL YEAR END FROM THE SATURDAY CLOSEST TO JUNE 30 TO THE SATURDAY CLOSEST TO DECEMBER 31. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT HAS BEEN ADJUSTED TO REFLECT THE CHANGE IN THE COMPANY'S FISCAL YEAR END.

VOTING RIGHTS AND PRINCIPAL SHAREHOLDERS
            March 17, 1995 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment(s). As of the record date, the Company had outstanding and entitled to vote at the meeting 137,017,402 shares of Common Stock, each share being entitled to one vote (the "Common Stock"). The holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld, abstentions and broker non-votes are counted in determining whether a quorum exists.
            Under Georgia law, directors are elected by a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. Accordingly, if authority to vote for one or more nominees is withheld on a proxy card, no vote will be cast with respect to the shares represented by that proxy card and the outcome of the election will not be affected. Under Georgia law and proposed regulations under the Internal Revenue Code, the proposed Bonus Compensation Plan for Executive Officers will be approved if a majority of the shares of Common Stock voted on the matter (with abstentions treated as "true abstentions" rather than negative votes) are voted in favor of the proposal. Therefore, abstentions and broker non-votes will have no effect on the results of the voting with respect to Proposal 2.

            The following table sets forth information concerning those persons known by management of the Company to own beneficially more than 5% of the Common Stock, the directors of the Company, the executive officers named in the Summary Compensation Table included elsewhere herein and all directors and executive officers as of group. Such information is given as of March 17, 1995. According to rules adopted by the Securities and Exchange Commission, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

             NAME AND ADDRESS OF                    AMOUNT AND NATURE OF                PERCENT OF
               BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP                  CLASS
Jennison Associates
  Capital Corporation (1)                                7,085,100                         5.1
The Prudential Insurance
  Company of America (2)                                 7,115,178                         5.2
Robert E. Shaw (3)                                       7,313,296(4)                      5.3
J. C. Shaw (5)                                           8,299,929(6)                      6.1
Clifford M. Kirtland, Jr.                                   20,300                           *
J. Hicks Lanier                                              8,000                           *
R. Julian McCamy                                         3,177,554(7)                       2.3
Thomas G. Cousins                                           40,000                           *
S. Tucker Grigg                                          2,447,552(8)                       1.8
William C. Lusk, Jr.                                       606,360(9)                         *
W. Norris Little                                           454,775                            *
Robert R. Harlin                                               508                            *
Vance D. Bell                                               80,484                            *
All executive officers and
   directors as a group (15 persons)                    22,491,844                          16.2

______________

(1)    Jennison Associates Capital Corp.'s address is 466 Lexington Avenue,
New York, New York, 10017. Based on Schedule 13G, as amended, filed by the indicated person, which reported beneficial ownership as of December 31, 1994.
(2) The Prudential Insurance Company of America's address is 751 Broad Street, Newark, New Jersey, 07102. Prudential's holdings are for the benefit of its clients by its separate accounts, externally managed accounts and registered investment companies. Based on Schedule 13G, as amended, filed by the indicated person, which reported beneficial ownership as of December 31, 1994.
(3)    Mr. Shaw's address is 203 Goose Hill Road, Rocky Face, Georgia 30740.
(4)    Includes 567,840 shares owned by Mr. Shaw's spouse.

(5)    Mr. Shaw's address is 721 West Avenue, Cartersville, Georgia 30120.
(6) Includes 66,572 shares owned by Mr. Shaw's spouse, 43,765 held in trust for Mr. Shaw's grandchildren, and 3,999,050 shares held in a grantor retained annuity trust. Mr. Shaw has sole voting power with respect to the shares held in the annuity trust..
(7) Includes 1,384,274 shares owned by Mr. McCamy's spouse and 424,616 shares held in trust for Mr. McCamy's children. Mr. McCamy disclaims beneficial ownership of the shares held by his spouse and in trust for his children.
(8) Includes 1,798,480 shares owned by Mr. Grigg's spouse and 58,520 shares held in trust for his children. Mr. Grigg disclaims beneficial ownership of the shares held by his spouse and in trust for his children.
(9) Includes 8,528 shares owned by Mr. Lusk's spouse, as to which Mr. Lusk shares voting and investment powers, and 19,600 shares held in trust for Mr. Lusk's grandchildren.
PROPOSAL 1.  ELECTION OF CLASS OF DIRECTORS
NOMINEES
            The Board of Directors of the Company is divided into three classes of directors with staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class are elected for a term of three years to serve until the election and qualification of their successors. At the Annual Meeting of Shareholders this year, the four nominees are in Class II. The Class III and Class I directors have two years and one year, respectively, remaining on their terms of office.

            It is the intention of the persons named as proxies to vote their proxies for the election of J. Hicks Lanier, R. Julian McCamy, Thomas G. Cousins and S. Tucker Grigg as Class II directors. All of the nominees currently serve as directors. In the event any of the nominees refuses or is unable to serve as a director (which is not now anticipated), the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated.
            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW AS CLASS II DIRECTORS.
            The following section sets forth the names, ages, occupations and employment during the last five years of each of the nominees and the directors in Class I and Class III, the period during which each has served as a director of the Company and other directorships held.

NOMINEES FOR CLASS II
(TERM EXPIRING 1998)
J. HICKS LANIER
Director since 1986                          Age: 54
Mr. Lanier is Chairman of the Board, President and Chief Executive Officer of Oxford Industries, Inc., an apparel manufacturer. Mr. Lanier also serves as a director of Trust Company Bank of Georgia and Crawford & Company.
R. JULIAN MCCAMY
Director since 1986                          Age: 63
Mr. McCamy is President of McCamy Properties, Inc., a real estate development company.
THOMAS G. COUSINS
Director since 1992                          Age: 63
Mr. Cousins is President and a director of Cousins Properties Incorporated, a real estate development company.
S. TUCKER GRIGG
Director since 1992                          Age: 58
Mr. Grigg is self-employed as a manufacturer of advertising and marketing displays, furniture and bedding.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE:
CLASS I
(TERM EXPIRING 1996)
J. C. SHAW
Director since 1967                          Age: 65
Mr. Shaw is Chairman of the Board of the Company.
ROBERT E. SHAW
Director since 1967                          Age: 63
Mr. Shaw is President and Chief Executive Officer of the Company. He is also a director of Oxford Industries, Inc., an apparel manufacturer.

CLIFFORD M. KIRTLAND, JR.
Director since 1984                          Age: 71
Prior to his retirement in 1983, Mr. Kirtland was Chairman of Cox Communications, Inc., a telecommunications company. Mr. Kirtland also serves as a director of Graphic Industries, Inc., Salomon Brothers Fund, Inc., Summit Communications Group Inc., Law Companies Group, Inc., ADESA Corp. and Oxford Industries, Inc.
CLASS III
(TERM EXPIRING 1997)
WILLIAM C. LUSK, JR.
Director since 1973                          Age: 59
Mr. Lusk is Senior Vice President and Treasurer of the Company.
W. NORRIS LITTLE
Director since 1979                          Age: 63
Mr. Little is Senior Vice President, Operations of the Company.
ROBERT R. HARLIN
Director since 1967                          Age: 62
Mr. Harlin is a member of the law firm of Powell, Goldstein, Frazer & Murphy.

CERTAIN RELATIONSHIPS
            Messrs. J. C. Shaw and Robert E. Shaw are brothers. Messrs.
McCamy and Grigg are brothers-in-law of Messrs. J. C. Shaw and Robert E.
Shaw.
            Mr. Harlin is a member of the law firm of Powell, Goldstein, Frazer & Murphy, which has served as counsel for the Company since its inception.
MEETINGS AND COMMITTEES
            During the past fiscal year, the Board of Directors met six times. The executive committee consisted of Messrs. J. C. Shaw, Robert E. Shaw, Harlin, Kirtland and Lanier and did not meet during the past fiscal year. The executive committee functions with substantially all of the powers and duties of the Board of Directors; however, the committee lacks authority to amend the Articles of Incorporation or By-laws of the Company, fill vacancies on the Board of Directors, approve or propose to shareholders action for which shareholder approval is required by law or approve mergers that do not require shareholder approval. The executive committee recommends individuals to the Board of Directors for consideration as nominees to the Board of Directors. No formal procedure for shareholder recommendations regarding nominees to the Board of Directors has been adopted. The executive committee would consider any such shareholder recommendations if submitted in writing, addressed to the chairman of the executive committee at the Company's principal offices.

            The audit committee consists of Messrs. Lanier, McCamy and Cousins. The audit committee met twice during the past fiscal year. The audit committee is responsible for reviewing the financial statements of the Company, for evaluating the Company's internal control systems and procedures and for coordinating and approving the activities of the Company's auditors. This committee also approves services other than normal audit services performed by the Company's auditors.
            The compensation committee consists of Messrs. Kirtland, Grigg and Harlin. The compensation committee met twice during the past fiscal year. This committee is responsible for setting and reviewing the compensation, including fringe benefits, of the executive officers and directors of the Company and administering the Company's stock option plans.
DIRECTOR COMPENSATION
            During fiscal 1994, each nonmanagement director received an annual fee of $24,000, a fee of $1,000 for each board meeting attended and a fee of $750 for each committee meeting attended. Each management director received a fee of $1,000 for each board meeting attended. The Company paid ordinary and necessary travel expenses for directors to attend board and committee meetings.
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
            Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file.
            To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its officers, directors and greater than 10% shareholders complied during fiscal 1994 with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION
            This section of the proxy statement discloses the compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its four other most highly compensated executive officers with respect to the fiscal year ended December 31, 1994 (together, these persons are sometimes referred to as the "named executives").

SUMMARY COMPENSATION TABLE

                                                                 ANNUAL                LONG-TERM
                                                              COMPENSATION            COMPENSATION
                                                                                        OPTIONS/        ALL OTHER
                                          FISCAL         SALARY           BONUS           SARS         COMPENSATION
          NAME AND POSITION                YEAR           ($)            ($) (1)          (#)            ($) (1)
Robert E. Shaw                             1994         975,000          530,000         0                4,558
   President and Chief                     1993         921,250          930,000         8,000            4,497
   Executive Officer                       1992         871,250          657,500          0               4,364
J. C. Shaw                                 1994         250,858            0              0               4,558
   Chairman of the Board                   1993         250,858            0              0               4,497
                                           1992         250,858            0              0               4,364
William C. Lusk, Jr.                       1994         574,000          210,000          0               4,558
   Senior Vice President                   1993         539,875          410,000         8,000            4,497
   and Treasurer                           1992         507,375          368,500          0               4,364
W. Norris Little                           1994         574,000          210,000          0               4,558
   Senior Vice President,                  1993         539,875          410,000         8,000            4,497
   Operations                              1992         507,375          343,000          0               4,364
Vance D. Bell                              1994         435,500          106,250          0               4,558
   Vice President,                         1993         413,575          181,250         8,000            4,497
   Marketing                               1992         392,575          170,334          0               4,364


(1) The amounts in this column represent the Company's matching contributions to the retirement savings plan accounts of the named executives.

            The Company has granted no stock options or SARs to the named executives during fiscal 1994.
            This table presents information regarding options exercised for shares of the Company's Common Stock during fiscal 1994 and the value of unexercised options held at December 31, 1994. There were no SARs outstanding during fiscal 1994.
AGGREGATED OPTION EXERCISES IN FISCAL 1994 AND 1994 FISCAL YEAR-END OPTION
VALUE

                                                                                 NUMBER OF      VALUE OF UNEXERCISED
                                                                                UNEXERCISED    IN-THE-MONEY OPTIONS
                                                                               OPTIONS AT FY-         AT FY-END
                                                                                  END (#)               ($)(1)
                                    SHARES ACQUIRED
                                      ON EXERCISE         VALUE REALIZED        EXERCISABLE/         EXERCISABLE/
             NAME                         (#)                  ($)             UNEXERCISABLE        UNEXERCISABLE
Mr. R. E. Shaw                            0                    0                   0/8,000               0/23,200
Mr. J. C. Shaw                            0                    0                    0/0                  0/0
Mr. Lusk                                 80,000             1,220,000              0/8,000                0/23,200
Mr. Little                               80,000             1,370,000              0/8,000                0/23,200
Mr. Bell                                 16,000              244,000               0/8,000               0/23,200


     (1) Value of Unexercised, In-the-Money Options at 12/31/94 is calculated as follows: [(Per Share Closing Sale Price on 12/30/94) - (Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The per share closing sale price reported by The New York Stock Exchange on December 31, 1994 was $14.875. The closing sale price for December 30, 1994 was used in this calculat-ion because the Company's fiscal year ended on a Saturday.

DEFERRED COMPENSATION PLAN
            The Company maintains a deferred compensation plan to attract and retain key employees. Key employees selected by the Board of Directors are entitled to receive upon death, retirement or the onset of total disability an amount of cash compensation set by the Board. The plan provides that the amount of deferred compensation will be based upon the average of the three highest years of income over the last five years prior to death, disability or retirement. The amount of deferred compensation may not exceed, unless the Board specifically approves, twice such average amount. Deferred compensation will generally be paid monthly over a ten-year period. All deferred compensation is forfeitable if the employee should voluntarily resign or be terminated for cause. Each of the named executives has entered into an agreement providing for deferred compensation under this plan. Because the amount of deferred compensation payable to a participant is contingent upon his future employment and is based upon future earnings, it is not possible to estimate future benefits.

COMPENSATION COMMITTEE REPORT
            The compensation committee of the Board of Directors of the Company has prepared the following report on executive compensation. This report describes the Company's current executive compensation program, including the underlying philosophy of the program and the criteria on which executive compensation was based. This report also discusses in detail the compensation paid to the Company's President and Chief Executive Officer, Mr. Robert E. Shaw, during the most recent fiscal year.
            The compensation committee of the Company's Board of Directors
(the "Committee") consists of three directors who are neither employees nor officers of the Company. The Committee reviews the Company's executive compensation program and policies each year and determines the compensation of the executive officers. The Committee's determinations are reviewed with and approved by all of the Company's non-employee directors, who constitute a majority of the Board.
            The senior management compensation program is administered by the Committee. The Committee consists of non-employee directors who are not eligible to participate in any of the management compensation programs. The Committee is responsible for the establishment, review and oversight of all senior management compensation and benefit policies, plans, programs and agreements. The Committee meets at least semi-annually to evaluate, review and act on senior management compensation and benefit matters.
            The senior management compensation program consists of base salary, annual incentive and stock-based awards based on the performance of the Company and the responsibility, experience, skills and performance of participating individuals. These plans utilize competitive peer group information, maximum incentive pay levels, and stock award guidelines are established and administered to reinforce the alignment of the interests of senior management employees with the performance of the Company and the interests of its shareholders. The peer institutions used for comparison are other publicly held companies of similar size, including but not limited to, household furnishings companies of similar size, located in the Southeast and elsewhere in the United States, some of which are included in the S & P Household Furnishings Index used in the performance graph, below.
     The Committee's policy regarding compensation of the Company's officers is to provide generally competitive salary levels and compensation incentives that attract and retain individuals of outstanding ability; that recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size and quality; and that support the Company's primary goal--to increase shareholder value.
            The executive compensation program includes three components which, taken together, constitute a flexible and balanced method of establishing total compensation for management. These components are base salary, short-term incentive awards in the form of semi-annual cash bonuses and long term incentive awards in the form of stock option grants, each of which is discussed in more detail below.
            The Company is submitting the Bonus Compensation Plan for
Executive Officers (the "Senior Management Incentive Plan") to the shareholders for approval at the 1995 Annual Meetingof Shareholders to qualify compensation that may be paid to executive officers under such plan as performance-based incentive compensation for federal income tax purposes and, therefore, maximize the tax deductibility of compensation to executive officers.

            The Committee has determined that the Company's senior management compensation programs, plans and awards are within conventional standards of reasonableness and competitive necessity.
            A description of each of the major elements of the senior management compensation program and its specific relationship to corporate performance, and a summary of the decisions and actions taken by the Committee with regard to 1994 senior management compensation and the Chief Executive Officer's compensation, are set forth below.
BASE SALARIES
            The Committee reviews various publicly available studies by compensation consulting firms and public information from other sources regarding compensation levels for publicly held companies of similar size located in the Southeast and elsewhere in the United States. The Committee establishes the salaries of the named executives and, upon a review of the recommendations of the Company's senior executives, approves the salaries of other executive officers. Individual salaries are determined by the Committee' s assessment of the individual's experience level, the scope and complexity of the position held and the range of salaries for similar positions in publicly held companies of similar size. While the Committee does not target executive officers' salaries at any particular point in the range of salaries paid by the companies used for comparative purposes, the 1994 salary levels for the Company's executive officers corresponded to the middle of the comparative range. The Committee believes that publicly held companies of similar size represent the Company's competitors for executive talent and that a review of the compensation practices of such companies is more relevant than a review of the compensation practices of companies of various sizes in the carpet industry, many of which are private, or of companies of various sizes included in the Standard & Poor's Household Furnishings Index.
            Members of senior management receive base salaries determined by the responsibilities, skills and experience related to their respective positions. Other factors considered in salary determination are individual performance, the success of each business unit in the individual's area of responsibility in achieving established profit and business plans and the Company's ability to pay an appropriate and competitive salary. Member of senior management are eligible for periodic increases in their base salary as a result of individual performance or significant increases in their duties and responsibilities. The amount and timing of an increase depends upon the individual's performance, position of salary within the salary range, and the time interval and any added responsibilities since the last merit increase. The salary increases during 1994 for certain executives, including the named executives, were based on an evaluation by the Committee of the above described factors.

SHORT-TERM INCENTIVE PROGRAM
            The goal of the short-term incentive, or discretionary bonus, program is to place a portion of officers' total cash compensation at risk to encourage and reward a continued high level of performance each year and to further encourage a continued high level of performance in future years. Individual incentive amounts are determined by the Committee in its discretion based primarily upon its assessment of the performance of the Company and, to a lesser extent, the performance of the Company relative to the performance of other companies in the carpet industry and the individual's organizational responsibility and personal performance. In evaluating the Company's performance, the Committee considers sales growth, return on equity, return on assets, stock performance, total shareholder return and growth in earnings per share. No specific weight is assigned to any of such performance factors and no specific target levels with respect to such performance factors must be attained before a bonus is awarded under the program. Cash bonuses for all executive officers are paid either annually or semi-annually. The maximum bonus payable to executive officers participating in this program is 50% of base salary.
            Certain members of senior management participate in the Senior Management Incentive Plan. Executive officers selected for participation in the Senior Management Incentive Plan do not participate in the bonus program described above. Personal award opportunities pursuant to this plan are based upon the performance criteria applicable to the Company, the individual performance of each participant and related business unit performances. The resulting individual performance evaluation factor may reduce, but not increase, the employee's award.

LONG-TERM INCENTIVE PROGRAM
            Incentive stock options are the basis for the Company's long-term incentive program. The Committee periodically grants stock options at no less than fair market value at the date of grant with a vesting period of one to four years. No options were granted to the executive officers in fiscal 1994. The option program is designed to link officer compensation to long-term shareholder value and focus management attention on long-term Company performance. Stock options are also granted to encourage and facilitate personal stock ownership by the executive officers and thus strengthen both their personal commitment to the Company and their longer term perspective. The size of the grants is based on individual levels of responsibility and the potential for the officer to contribute to the future success of the Company. The Committee initially determines the aggregate number of options to be granted to all officers and employees of the Company during a particular fiscal year. Of that total, the Committee grants options of identical size to groups of executive officers, other officers and other employees having similar levels of responsibility. Subject to the foregoing parameters, the number of options granted to individual officers is determined by the Committee without regard to the number of options previously granted. The Committee believes the total compensation of officers, including the value of options, if any, at the date of grant, is competitive with total compensation paid by other major corporations. The amount of any gain that officers ultimately realize from incentive options depends solely on the future performance of the Company's Common Stock.
            The purpose of the stock plan is to encourage and enable members of senior management to own stock or other proprietary interests in the Company, thereby further enhancing the identification of their interests with the interests of other shareholders. Members of senior management are eligible to receive an annual benefit under the plan in the form of incentive stock options. The stock options usually are earned over a three-year period. The number of shares granted an individual is based upon level of responsibili ty, individual performance, the value of the options and awards in relation to the individual's base salary, and the amounts and terms of prior awards.
            The stock plan is administered in a manner that encourages and enables members of senior management to increase their stock ownership or other proprietary interests in the Company over time and to retain for long-term investment the shares or interests obtained through the plan.
            In 1994, the Committee awarded no stock options to the Chief Executive Officer and other members of senior management, including the named executives.

            As of February 28, 1995, approximately 6,215,800 shares of Common Stock were available for issuance under the Company's stock plan.
            The Committee believes that the three components of compensation described above provide total compensation that is competitive with the total compensation paid by other publicly held companies of similar size, effectively link officer and shareholder interests through equity based plans and provide incentives that are consistent with the long-term investment horizons of the Company's business.

1994 CHIEF EXECUTIVE OFFICER COMPENSATION
            The Compensation Committee believes that Mr. R. E. Shaw's compensation as Chief Executive Officer appropriately reflects individual and Company performance in the short and longer term. The Performance Graph following this report, which depicts the cumulative total return to the Company's shareholders as compared to returns of other market indices, illustrates the Company's superior performance over the past five fiscal years.
            In determining Mr. Shaw's base salary and bonus for fiscal 1994, the Committee considered both the Company's overall performance and Mr. Shaw's individual performance using the same criteria as it used for the other named executive officers as described above. It also considered the compensation received by chief executive officers of other publicly held companies of similar size, as well as incentive levels considered appropriate by the Committee, in establishing Mr. Shaw's total compensation.
            The Chief Executive Officer's compensation is determined pursuant to the same basic factors as described above for other members of senior management. In establishing the base salary, incentive and stock awards of the Chief Executive Officer for 1994, the Committee considered the Company's overall performance, record of increase in shareholder value, success in meeting strategic objectives and the incumbent's personal leadership and accomplishments. These factors were considered in conjunction with the Company's financial results for 1994 in relation to the established business plan and in comparison with the performance of peer organizations. Mr. Shaw's 1994 management incentive plan award was based on the above considerations and the Company's achieving and surpassing its annual performance goals as described above in this report.
COMPENSATION COMMITTEE
BOARD OF DIRECTORS, SHAW INDUSTRIES, INC.
Clifford M. Kirtland, Jr. - Chairman
S. Tucker Grigg
Robert R. Harlin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            Mr. Robert E. Shaw, Chairman and Chief Executive Officer of the Company, serves on the Stock Option and Compensation Committee of the Board of Directors of Oxford Industries, Inc., a company whose Chairman, President and Chief Executive Officer, Mr. J. Hicks Lanier, serves on the Board of Directors of the Company.

PERFORMANCE GRAPH
            The following graph indicates the Company's cumulative total return to shareholders over the last five fiscal years, as compared to cumulative total returns for the Standard and Poors 500 Index and the Standard and Poors Household Furnishings Index.

Comparison of Five-Year Cumulative Total Return *

                            1989     1990     1991     1992     1993     1994
Shaw Industries, Inc.     $100.00   $66.70   $117.21  $223.62  $348.71  $206.01
S&P 500 Composite Index   $100.00   $96.89   $126.68  $135.88  $149.52  $151.55
S&P Household Furnishings $100.00   $67.29   $ 99.17  $111.66  $160.70  $130.45
 and Appliances Index

* Assumes $100 invested on January 1, 1989 in Shaw Industries common stock, the Standard and Poors 500 Index and the Standard and Poors Household Furnishings Index.

2. PROPOSAL TO APPROVE THE BONUS COMPENSATION PLAN
FOR EXECUTIVE OFFICERS
INTRODUCTION
            In 1993, the Federal tax law was amended to add a new Section 162(m) to limit the amount of individual compensation that can be deducted by the Company for tax purposes in any one year to $1,000,000. The new law provides an exception to this limitation which provides that to the extent that the compensation is performance based, as defined, such compensation will continue to be deductible. The Board of Directors has adopted a performance-based bonus compensation plan for the Company's executive officers, known as the Senior Management Incentive Plan (the "Bonus Plan"). In order to comply with new tax law, the general terms of the Bonus Plan must be approved by the Company's shareholders.
            The Bonus Plan provides certain officers of the Company with an opportunity to earn annual cash compensation based upon the accomplishment of corporate objectives. Eligibility under the plan is limited to the Company's senior executive officers, currently numbering four. Under the Bonus Plan, if the Company achieves its budgeted net income or does better for a fiscal year, then the bonus payable to each executive officer in respect of such fiscal year will be equal to a percentage of that officer's annual base salary as determined by the Company's actual net income for that fiscal year. The budgeted net income level will be established by the Board of Directors and the percentages will be established annually by the Compensation Committee and approved by the Board of Directors. Subject to the approval of the Bonus Plan by the shareholders, on April 27, 1995, the Board set the fiscal 1995 bonus opportunity for executive officers at 50% of base salary payable to executive officers other than the named executive officers; the maximum bonus payable to Mr. Bell is 75% of base salary; the maximum bonus payable to Messrs. Little and Lusk is 75% of base salary; the maximum bonus payable to Mr. R. E. Shaw is 100% of base salary.
            The incentive Bonus Plan establishes a linkage between the cash bonus awards to the executive officers and the Company's financial performance. For the fiscal year ending December 30, 1995, and each fiscal year thereafter, until the plan is terminated or the Committee changes the threshold and percentage requirements for receipt of a bonus payment, Mr. Shaw, Mr. Little, Mr. Lusk and Mr. Bell will be entitled to receive as a maximum incentive payment the percentages of base salary set forth above. PAYMENT OF AWARDS
            Before any award may be paid pursuant to the plan, the Committee will review the achievement of performance goals and whether any other requirements of the plan have been satisfied and recommend any action to the Board of Directors for final approval by the Board of Directors. If any executive officer's employment is terminated before the last day of the fiscal year because of death, disability or retirement or voluntarily by the executive officer or by the Company without cause, the executive officer will be entitled to receive a bonus computed as though the date the event occurred were the last day of the fiscal year. If termination of employment occurs for cause, no award will be paid.

ADMINISTRATION
            The plan will be administered by the Committee as long as the composition of the Committee consists solely of two or more "outside directors" as that term is defined in Section 162(m) of the Internal Revenue Code. The Committee has the authority to recommend to the Board of Directors, for its final approval, performance goals and targets under the plan and may reduce the amount of, or eliminate entirely, any award if the Committee determines it is in the best interests of the Company to do so.
AMENDMENT AND TERMINATION
            The Board of Directors may amend or terminate the plan at any time as it deems appropriate; provided that (i) no amendment or termination of the plan after the end of a fiscal year may increase the awards for the fiscal year just ended and (ii) to the extent required to meet the requirements under Section 162(m) of the Internal Revenue Code for performance-based compensation, any amendment that made a material change to the plan must be approved by the Company's shareholders. The Board of Directors is specifically authorized to amend the plan as necessary or appropriate to comply with Section 162(m) of the Internal Revenue Code and the regulations issued thereunder.
FEDERAL INCOME TAX CONSEQUENCES
            The executive officers will not incur federal income tax until a payment is made and will include the amount received in his gross income as compensation income in the year received.
            The Company will usually be entitled to a business expense deduction in the amount that the executive officers recognize compensation income. As previously discussed, the plan is intended to satisfy the statutory requirements under Section 162(m) of the Internal Revenue Code for performance-based compensation. If for any reason the plan or the administration thereof is determined not to meet such requirements for any fiscal year, any cash award paid under the plan for that year will be subject to the limits on deductibility imposed by Section 162(m).
            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

AUDITORS
            The firm of Arthur Andersen LLP has served as the Company's independent public accountants since its organization and the Board of Directors intends to reappoint this firm for fiscal 1995. The appointment of auditors is a matter of determination by the Board of Directors and is not being submitted to the shareholders for approval or ratification. A representative of this firm is expected to attend the meeting to respond to questions from shareholders and to make a statement if he so desires.

SHAREHOLDER PROPOSALS
            Any proposals from shareholders to be considered for presentation at the 1996 Annual Meeting of Shareholders, and inclusion in the Company's 1996 proxy materials must be received at the principal executive offices of the Company, P.O. Drawer 2128, Dalton, Georgia 30722-2128, a reasonable time before the solicitation of proxies for such meeting is commenced by the Company, but, in any event, not later than December 1, 1995.

MISCELLANEOUS
            Management does not know of any other matters to be presented at the meeting for action by shareholders. However, if any other matters requiring a vote of the shareholders arise at the meeting or any adjournment(s), it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.
            The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals, the beneficial owners of Common Stock, and will reimburse them for their reasonable out-of-pocket expenses. ANNUAL REPORT
            The Annual Report (which is not part of the proxy soliciting material) of the Company for fiscal 1994 is being mailed to the Company's shareholders with this proxy statement.




                                                            BENNIE M. LAUGHTER
                                                            SECRETARY
Dalton, Georgia
March 30, 1995

<ATTACHMENT>
[DESCRIPTION]      PROXY CARD
SHAW INDUSTRIES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned hereby acknowledges receipt of the Notice of the 1995 Annual Meeting of Shareholders and Proxy Statement and does hereby appoint Robert E. Shaw and J. C. Shaw, and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Shaw Industries, Inc. Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Shaw Industries, Inc., to be held at the administrative offices of the Company, 900 South Harris Street, Dalton, Georgia at 11:00 o'clock a.m., on April 27, 1995 and at any adjournment(s) thereof:
          1. Election of Class II Directors: FOR all nominees listed below WITHHOLD AUTHORITY to vote (except as marked to the contrary below) for all nominees listed below
          J. Hicks Lanier, R. Julian McCamy, Thomas G. Cousins and S. Tucker
Grigg
          (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)


          2. Proposal to approve the Bonus Compensation Plan for Executive
Officers:
               __FOR          __AGAINST      __ABSTAIN

          3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s). This Proxy may be revoked at any time prior to the voting thereof.
TO BE SIGNED ON OTHER SIDE
PLEASE COMPLETE, DATE, SIGN AND
RETURN THIS PROXY PROMPTLY

          This Proxy, when properly executed, duly returned and not revoked will be voted.
          It will be voted in accordance with the directions given by the undersigned shareholder.
          IF NO DIRECTION IS MADE, IT WILL BE VOTED IN FAVOR OF THE NOMINEES LISTED IN PROPOSAL 1 AND IN FAVOR OF PROPOSAL 2.
Please sign exactly as your name(s) appear hereon, and when signing as attorney,
executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.
(SIGNATURE(S))
_______________________________________________
_______________________________________________
Date______________________________________        , 1995

<ATTACHMENT>
[DESCRIPTION] BONUS COMPENSATION PLAN FOR EXECUTIVE OFFICERS

                                                     EXHIBIT A

     This Senior Management Incentive Plan (the "Plan") is established as of the 26th day of January, 1995, to provide a short term incentive bonus program for the senior executives of Shaw Industries, Inc. Further, the stated purpose of the Plan is to meet the requirements of Section 162(m) of the Internal Revenue Code as it relates to limitations on the deductibility, for tax purposes, of compensation payable in any one year to any one senior executive of the company.
     1. Eligibility. Eligibility in the Plan is limited to the company's senior executive officers, currently numbering four. Additional persons may be added to the plan upon recommendation by the Compensation Committee of the company and final approval by the Board of Directors of the company. Individuals may be removed from plan eligibility upon recommendation of the Compensation Committee and final approval by the Board of Directors.
     2. Performance Goals. The performance goals of the Plan shall be established by a committee of the Board of Directors (the "Committee") consisting solely of "outside directors" (as such term is defined for purposes of Section 162(m) of the Internal Revenue Code), based on the budgeted net income levels of the company, subject to adjustment by action of such a committee of the Board of Directors. Other goals may be established related to sales growth, return on equity, return on assets, stock performance, total shareholder return and growth in earnings per share.
     3. Maximum Bonus Opportunity. The Compensation Committee will establish annually a percentage of each eligible senior executive's base salary which will constitute that senior executive's bonus opportunity. The percentages so established shall be approved by the Board of Directors. A senior executive's maximum bonus opportunity shall be determined based on his base salary in existence as of the date his bonus opportunity is established by the Committee and shall not be increased by any future increases in his base salary.
     4. Payment of Awards. The Committee will review the achievement of performance goals and whether any other requirements of the plan have been satisfied and will certify the attainment of such goals and the amount of the senior executives' awards under the Plan to the Board of Directors for ratification. If any executive officer's employment is terminated before the last day of the fiscal year because of death, disability or retirement or voluntarily by the executive officer or by the Company without cause, the executive officer will be entitled to receive a bonus computed as though the date the event occurred were the last day of the fiscal year. If termination of employment occurs for cause, no award will be paid.
     Personal award opportunities pursuant to the Plan are based upon the performance goals, the individual performance of each individual participant and related business unit performances. The resulting individual performance evaluation factor may reduce, but not increase, the senior executive's award.
     5. Administration. The Plan will be administered by the Committee as long as the composition of the Committee consists solely of two or more "outside directors" as that term is defined in Section 162(m) of the Internal Revenue Code. The Committee has the authority to recommend to the Board of Directors, for its final ratification, performance goals and targets under the plan and may reduce the amount of, or eliminate entirely, any award if the Committee determines it is in the best interests of the company to do so.
     6. Amendment and Termination. The Board of Directors may amend or terminate the Plan at any time as it deems appropriate; provided that (i) no amendment or termination of the Plan after the end of a fiscal year may increase the awards for the fiscal year just ended and (ii)
     to the extent required to meet the requirements under Section 162(m) of the Internal Revenue Code for performance-based compensation, any amendment that makes a material change to the Plan must be approved by the company's shareholders. The Board of Directors is specifically authorized to amend the Plan as necessary or appropriate to comply with Section 162(m) of the Internal Revenue
Code and the regulations issued thereunder.
     7. Federal Income Tax Consequences. The executive officers will not incur federal income tax until a payment is made and will include the amount received in his or her gross income as compensation income in the year received.
     The company will be entitled to a business expense deduction in the amount that the executive officers recognize compensation income. As previously stated, the Plan is intended to satisfy the statutory requirements under Section 162(m) of the Internal Revenue Code for performance-based compensation. If for any reason the Plan or the administration thereof is determined not to meet such requirements for any fiscal year, any cash award paid under the plan for that year will be subject to the limit, on deductibility, imposed by Section 162(m).
     8. Shareholder Approval. The Plan will be effective upon approval by the shareholders of the company at any annual or regularly called meeting, effective January 26, 1995.